Exhibit 5.1

Christina T. Roupas

+1 312-861-6670

croupas@cooley.com

June 14, 2023

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders of up to 19,509,749 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 4,649,185 shares of Common Stock (the “Common Shares”) that are currently outstanding, (ii) up to 2,916,358 shares of Common Stock issuable upon conversion of 9,624 shares of Series F-2 Convertible Preferred Stock, par value $0.01 per share (the “Series F-2 Shares”) that are currently outstanding and (iii) up to 11,944,206 shares of Common Stock (the “Warrant Shares”) consisting of (a) 7,746,436 shares of Common Stock issuable upon conversion of 34,860 shares of Series F-3 Preferred Stock, par value $0.01 per share (the “Series F-3 Shares”), issuable upon the exercise of preferred stock tranche A warrants (the “Preferred Tranche A Warrants”), (b) 4,149,994 shares of Common Stock issuable upon conversion of 24,900 shares of Series F-4 Preferred Stock, par value $0.01 per share (together with the Series F-3 Shares, the “Preferred Shares”), issuable upon the exercise of preferred stock tranche B warrants (together with the Preferred Tranche A Warrants, the “Preferred Warrants”), (c) 31,110 shares of Common Stock, issuable upon exercise of the common stock tranche A warrants (“Common Tranche A Warrants”) and (d) 16,666 shares of Common Stock issuable upon exercise of common stock tranche B warrants (together with the Common Tranche A Warrants, the “Common Warrants,” and together with the Preferred Warrants, the “Warrants”). The Common Shares, the Series F-2 Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated March 27, 2023 by and between the Company and the purchaser named therein (the “Common Purchase Agreement”) and a Securities Purchase Agreement, dated March 27, 2023, by and among the Company and the purchasers named therein (the “Preferred Purchase Agreement,” together with the Common Purchase Agreement, the “Purchase Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Purchase Agreements, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

COOLEY LLP     110 N. WACKER DRIVE, SUITE 4200    CHICAGO, IL 60606

T: (312) 881-5000    F: (312) 896-9584    COOLEY.COM

Delcath Systems, Inc.

June 14, 2023

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares, the Series F-2 Shares and the Preferred Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock or the Preferred Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares are validly issued, fully paid and nonassessable, (ii) the portion of the other Shares issuable upon conversion or exercise of the Series F-2 Shares or the Common Warrants, when issued in accordance with the terms of the Series F-2 Shares or the Common Warrants will be validly issued, fully paid and nonassessable and (iii) the portion of the other Shares issuable upon conversion of the Preferred Shares, when issued in accordance with the terms of the Preferred Shares following issuance of the Preferred Shares in accordance with the terms of the Preferred Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Christina T. Roupas
Christina T. Roupas

COOLEY LLP     110 N. WACKER DRIVE, SUITE 4200    CHICAGO, IL 60606

T: (312) 881-5000    F: (312) 896-9584    COOLEY.COM